EXHIBIT 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE	Contact:	Michael C. Gazmarian
Chief Financial Officer and Treasurer
Insteel Industries, Inc.
336-786-2141, Ext. 3020

INSTEEL INDUSTRIES ANNOUNCES REFINANCING PLANS

MOUNT AIRY, N.C., March 25, 2004 – Insteel Industries, Inc. (Pink Sheets: IIIN) today announced that it has reached preliminary agreements with new lenders for the refinancing of its senior secured credit facility. The anticipated transactions are expected to provide up to $100.0 million of financing, consisting of a $60.0 million revolving line of credit and up to $40.0 million of term loans. Proceeds from the transactions would be used to pay off the Company’s existing credit facility, support its working capital and capital expenditure requirements, and for general corporate purposes. While there can be no assurances, the transactions are expected to close in May 2004, subject to reaching definitive agreements, completion of due diligence, credit approval and closing conditions required by the new lenders. In order to facilitate the anticipated refinancing, the Company’s existing lenders have agreed to an extension in the maturity date of the current credit facility from March 31, 2004 to May 17, 2004.

Following the completion of the anticipated refinancing, the Company plans to file its Form 10-K for the year ended September 27, 2003 and its Form 10-Qs for the quarterly periods ended December 27, 2003 and March 27, 2004 with the Securities and Exchange Commission. Shortly after the completion of these filings, the Company expects that its common stock would resume trading on the OTC bulletin board.

“Over the past two years, we have considered a number of refinancing alternatives for the Company,” said H.O. Woltz III, Insteel’s president and chief executive officer. “The proposal that we have elected to pursue became a viable option in the wake of the upturn in the Company’s financial performance that began with the fourth fiscal quarter ended September 2003. We are optimistic that the timing of the refinancing is favorable in terms of supporting our business requirements going forward and with respect to the Company’s ability to continue paying down debt.”

Insteel Industries is one of the nation’s leading manufacturers of wire products. The Company manufactures and markets concrete reinforcing products, tire bead wire and industrial wire for a broad range of construction and industrial applications.

This news release contains forward-looking statements that reflect management’s current assumptions and expectations regarding the occurrence of future actions or events. Such statements are made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements contain words such as “expects,” “plans,” “believes,” “will,” “estimates,” “intends,” and other words of similar meaning that do not relate strictly to historical or current facts. Forward-looking statements are subject to various risks and uncertainties that include, but are not limited to, those risk factors that are discussed in the Company’s latest Form 10-K and subsequent periodic filings with the Securities and Exchange Commission that could cause actual results to differ materially from those projected, stated or implied by such statements.

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